Exhibit 10.2

Transition Agreement and Release of All Claims

THIS TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS (this “Agreement”) is made by and between Scott R. Peterson (“Executive”) and Benchmark Electronics, Inc., a Texas corporation (“Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive is employed by the Company as its Vice President, General Counsel and Secretary and is a party to an Executive Severance Agreement dated August 26, 2014 (the “ESA”);

WHEREAS, Executive has agreed to relinquish his title of Vice President, General Counsel and Secretary effective December 31, 2017 but continue his employment, in a transitional role, through March 16, 2018;

WHEREAS, the termination of Executive’s employment on March 16, 2018 shall constitute a termination “without Cause” pursuant to Section 6(c) of the ESA;

WHEREAS, Executive will be entitled to receive the severance benefits specified in the ESA upon a termination “without Cause” if, among other things, he signs (and does not revoke) this Agreement;

WHEREAS, in exchange for Executive’s continued employment through March 16, 2018, Executive will receive certain benefits but will forfeit certain rights under the ESA as described in this Agreement; and

WHEREAS, unless specifically defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the ESA.

NOW, THEREFORE, in consideration of the payments and benefits set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Transition Period and Termination of Employment.

(a)          The Company and Executive agree that it is in the Parties’ best interests for Executive to resign his position as Vice President, General Counsel and Secretary and all other positions, titles, authorities and responsibilities with the Company and any of its subsidiaries or affiliates, without any further action on Executive’s part, effective as of December 31, 2017 (“Transition Date”). After the Transition Date and through March 16, 2018 (“Termination Date”) (with the period beginning on the Transition Date and ending on the Termination Date referred to herein as the “Transition Period”), Executive shall remain an “at will” employee of the Company and shall diligently perform the duties assigned to him by the Chief Executive Officer and/or the Vice President of Worldwide Human Resources. Such duties will differ from the duties currently assigned to Executive, and shall include cooperation and assistance in the transition of Executive’s responsibilities to others and cooperating with the Company’s efforts in connection with the orientation of Executive’s successor. As part of Executive’s obligations during the Transition Period, he will be expected to cooperate with and assist the Company and its subsidiaries and affiliates, and their respective legal counsel at such times as the Parties may agree in connection with any litigation, arbitration, or other legal process affecting the Company or its subsidiaries or affiliates of which Executive has knowledge. During the Transition Period, Executive will not be required to be in the office or maintain a full-time schedule, but he will make himself available as needed. Executive may engage in other business activities during the Transition Period consistent with the provisions of Section 13, below.

(b)          On the Termination Date, Executive’s “at will” employment with the Company and its subsidiaries and affiliates will be terminated “without Cause” pursuant to Section 6(c) of the ESA. Except for the compensation and benefits described below, Executive shall cease to actively participate in any plans, programs, policies or arrangements of the Company or any of its subsidiaries or affiliates as of the Termination Date, and none of the payments or benefits paid to Executive after the Termination Date shall be contributed to any employee benefit plan, nor will any contribution (matching or otherwise) be made by the Company or any of its subsidiaries or affiliates to any employee benefit plan of the Company.  For the avoidance of doubt, the Parties agree that all amounts in Executive’s account in the Benchmark Electronics, Inc. Deferred Compensation Plan (“DCP”) are fully vested and will be paid to Executive at the time, and in the form, contemplated by the DCP and nothing in this Agreement shall affect Executive’s right to receive such deferred compensation amounts. Although it is anticipated that Executive’s “at will” employment will continue until the Termination Date, Executive acknowledges and agrees that the Company reserves the right to terminate his employment “for Cause” prior to the Termination Date, in which case, he would not be entitled to receive any of the severance payments or continued health insurance coverage premium payments described in Section 3, below, or the Transition Period consideration described in Section 4, below (and in which case, the term “Termination Date” shall mean the effective date of Executive’s termination “for Cause”).

(c)          Executive agrees to execute on or following the date hereof any necessary supplemental documentation provided to him by the Company in furtherance of the transition of his role from Vice President, General Counsel and Secretary as described in this Section 1.

2.            Accrued Obligations.  Regardless of whether Executive signs this Agreement, following the Termination Date, the Company shall pay Executive an amount in cash equal to: (a) his earned, due and unpaid wages and salary and earned but unused vacation time through the Termination Date, payable within 10 days following the Termination Date; and (b) all unreimbursed documented business expenses incurred prior to the Termination Date, payable in accordance with the Company’s expense reimbursement policy. For the avoidance of doubt, the amounts due to Executive pursuant to the DCP shall be paid to him regardless of whether Executive signs this Agreement at the time, and in the form, contemplated by the DCP.

3.            Separation Pay under ESA and 2017 Bonus. Provided that Executive signs (and does not revoke) this Agreement and the Supplemental Release described in Section 9, below, and complies with Section 13, below, following the effective date of the Supplemental Release, Executive shall be entitled to receive (a) the severance pay described in Section 6(c)(3) of the ESA, and (b) the continued health insurance coverage premium payments described in Section 6(c)(5) of the ESA, except that: (i) the duration of the Severance Period described in Section 6(c)(3) of the ESA shall begin on the Termination Date and end on December 31, 2018 for all purposes under the ESA; and (ii) the duration of the continued health insurance coverage premium payments described in Section 6(c)(5) of the ESA shall begin on the Termination Date and end on December 31, 2018. In addition, notwithstanding anything in this Agreement to the contrary, as long as Executive signs (and does not revoke) this Agreement and the Supplemental Release and does not terminate his own employment prior to the Transition Date or is not terminated by the Company “for Cause” prior to the Transition Date, for the 2017 calendar year, Executive shall be entitled to receive the full (not  pro-rated) bonus earned under the Bonus Plan, with the amount due, if any, calculated in accordance with the provisions of the Bonus Plan, and paid at the same time and in the same manner other executive officers of the Company receive their 2017 bonus.  For the avoidance of doubt, Executive shall not be entitled to participate in the Bonus Plan in 2018 or at any time in the future. By signing this Agreement, Executive expressly consents to the modification of severance pay and benefits described in this Section 3.  Executive acknowledges and agrees that the payments described in Section 2 and this Section 3 fully satisfy the Company’s obligations to Executive pursuant to the ESA and that he is not owed any further monies, benefits, or other compensation pursuant to the ESA including, without limitation, any enhanced severance pay or benefits in connection with a future Change in Control.

4.            Consideration during Transition Period.  Provided that Executive signs (and does not revoke) this Agreement and the Supplemental Release described in Section 9, below, and complies with all of the other provisions of this Agreement, in consideration for Executive’s services through the Termination Date, Executive shall be entitled to receive the following:

(a)          The continuation of Executive’s current annualized base salary of $371,000 and, subject to the provisions, rules, and regulations of the Company’s benefit plan documents, the employee benefits (but not incentive compensation) he was entitled to receive immediately prior to the Transition Date.

(b)          The restricted stock unit awards and nonqualified stock option awards awarded to Executive pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan that vest solely based on the passage of time shall continue to vest through the Termination Date. For the avoidance of doubt, Executive shall not be entitled to receive any long-term incentive compensation awards pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan or any successor plan in 2018 or at any time in the future, and any long-term incentive compensation awards that are unvested and outstanding as of the Termination Date shall be forfeited and cancelled for no consideration as of the Termination Date.

(c)          Through the Termination Date, Executive’s activities shall continue to be covered by his Indemnity Agreement with the Company dated August 26, 2014 (the “Indemnity Agreement”) as though Executive were performing them in his capacity as an officer of the Company.

5.            Death or Disability. If Executive dies or becomes Disabled following the date on which he executes this Agreement, Executive (or his estate) shall be entitled to receive the accrued obligations described in Section 2, above, and the vested employee benefits, if any, to which Executive is entitled pursuant to the terms and conditions of the Company’s benefit plans. Further, if, as of the date of Executive’s death or Disability, Executive has complied with all of the terms and conditions of this Agreement (other than the execution of the Supplemental Release described in Section 9), Executive (or his estate) shall be entitled to receive: (i) the severance pay and continued health insurance coverage premium payments described in Section 3, above, except that the duration of the Severance Period for purposes of the severance pay shall begin on the date of his death or Disability and end on December 31, 2018 and the duration of the continued health insurance coverage premium payments shall begin and end over such same period; and (ii) to the extent not yet paid, the full (not  pro-rated) 2017 bonus earned under the Bonus Plan as described in Section 3. For the avoidance of doubt, if Executive dies or becomes Disabled after the severance and continued health insurance coverage premiums payments described in Section 3 have already commenced, such payments and benefits shall continue to be paid/provided to Executive (or his estate) in accordance with Section 3.  To the extent required by Tax Code Section 409A, “Disability” shall have the meaning ascribed to it in Treasury Regulation Section 1.409A-3(j)(2).

6.            Release and Waiver. Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby RELEASES AND FOREVER DISCHARGES the Company, its subsidiaries and its affiliates, as well as its or their respective past or present officers, directors, agents, employees, partners, shareholders, attorneys, insurers, predecessors, successors, and assigns (collectively the “Released Parties”) from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which Executive now has or ever had against the Released Parties from the beginning of time to the date of execution of this Agreement. In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to Executive’s employment relationship with Company, including, without limitation, Executive’s termination of employment, the ESA (except with respect to the ESA matters preserved by this Agreement), or Executive’s status as a shareholder of the Company. It is Executive’s intention that this Agreement constitute a full and final general release of all such claims and that this release be as broad as possible. Without limiting the foregoing in any way and to the fullest extent allowed by law, this release includes, but is not limited to, any rights or claims Executive may have under: the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act (“OWBPA”); the National Labor Relations Act; the Unfair Business Practices Act; the Consolidated Omnibus Budget Reform Act; Uniformed Services Employment and Reemployment Rights Act; Fair Credit Reporting Act; False Claims Act; Family Medical Leave Act; Fair Labor Standards Act; the False Claims Act; the Genetic Information Non-Discrimination Act; the Lilly Ledbetter Fair Pay Act; Arizona Civil Rights Act; Arizona Employment Protection Act; the anti-retaliation provisions of the Arizona Workers Compensation law; Arizona state wage payment laws including the Arizona Wage Act; the Texas Commission on Human Rights Act; the Texas Labor Code; and any other federal, state or local laws or regulations concerning employment or prohibiting employment discrimination, harassment or retaliation, or any claims arising from any applicable local, state, or federal law, common law claims, and wage or benefit claims, including, without, limitation, claims for salary, bonuses, commissions, equity awards, vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation. This release also includes any claims against the Company and/or the Released Parties based on promissory estoppel, restitution, misrepresentation, invasion of privacy, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud.  Executive agrees that he shall never file a lawsuit or other complaint challenging the validity or enforceability of this release. By signing this Agreement, Executive does not relinquish: (a) any right to any vested benefits under any benefit plans or arrangements maintained by the Company or its subsidiaries or affiliates; (b) any right to indemnification under any applicable directors and officers liability insurance policy, the Indemnity Agreement, applicable state and federal law and Company’s articles of incorporation and bylaws; or (c) Executive’s right to receive the compensation and benefits described in this Agreement.  The Parties agree that the foregoing provisions do not apply to claims and rights that arise after the date of Executive’s execution of this Agreement.

7.            No Lawsuits, Complaints or Claims.  To the fullest extent allowed by law, Executive waives his right to file any charge or complaint against the Company and/or any of the Released Parties arising out of his employment, termination from employment, the ESA or any facts occurring prior to his execution of this Agreement before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. By signing this Agreement, Executive represents that he has not filed any such claims, causes of action or complaints.  Notwithstanding the foregoing, Executive does not waive or release any claim that cannot be validly waived or released by private agreement.  Specifically, nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. However, Executive understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC or any other state or local deferral agency on his behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC.  This Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts Executive from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities and Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.   Executive acknowledges and agrees that he has been paid all wages owed to him prior to the date hereof, including, but not limited to, all salary, bonuses, and commissions, and that he has not been denied any legally-protected leave.  Other than as set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to any severance or other payment under the ESA or any other plan, program, or agreement previously entered into with the Company. Executive further acknowledges that he has no pending workers’ compensation claims and that this Agreement is not related in any way to any claim for workers’ compensation benefits, and that he has no basis for such a claim.

8.            Consultation; Review; Revocation.  In accordance with the ADEA, as amended by OWBPA, Executive is advised to consult with an attorney before signing this Agreement. Executive is given a period of 21 days in which to consider whether to enter into this Agreement. Executive does not have to utilize the entire 21-day period before signing this Agreement, and may waive this right.    Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.  If Executive does enter into this Agreement, he may revoke the Agreement within 7 days after his execution of the Agreement. Any revocation must be in writing, sent via certified mail or email, and must be received by the Vice President of Worldwide Human Resources of the Company no later than midnight of the 7th day after execution by Executive (and postmarked on or before midnight of the 7th day after Executive’s execution of this Agreement). In the event Executive revokes this Agreement, Executive understands that this Agreement will be null and void, and he will not be entitled to receive the severance payments and benefits described in the ESA or Sections 3 or 4, above. If Executive does not revoke this Agreement, the Agreement will become effective, irrevocable, binding and enforceable on the 8th day after Executive signs the Agreement. For the avoidance of doubt, nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

9.            Supplemental Release. As a condition to receiving the severance payments and benefits described in Section 3 and the additional consideration described in Section 4 and Section 5, on the Termination Date, Executive shall sign and deliver to the Vice President of Worldwide Human Resources of the Company, the Supplemental Release Agreement attached hereto as Attachment A.

10.         Dispute Resolution. The Parties agree that any dispute or controversy arising from or related to this Agreement shall be decided by the arbitration procedures set forth in Section 10 of the ESA.

11.         General.

(a)          All payments required to be made by the Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. Executive acknowledges and affirms his consent to, and understanding of, the Tax Code Section 409A related provisions set forth in the ESA and the application of such provisions to the payments described in Section 3, above.

(b)          Executive specifically acknowledges and agrees that a breach of Section 13, below, will result in the immediate discontinuance of any payments or benefits due pursuant to this Agreement.  The Parties acknowledge and agree that upon any breach by Executive of his obligations under Section 13, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.  Executive shall not, and Executive waives and releases any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the obligations described in Section 13.

(c)          Executive acknowledges that the amounts paid to him, including the amounts paid pursuant to this Agreement,  may be subject to recoupment or clawback pursuant to the any applicable policy adopted by the Company or by applicable law, and Executive agrees to comply with any such policy or law and to repay such amounts to the extent required thereunder.

(d)          If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)          No delay or omission by either Party in exercising any right, power or privilege under this Agreement will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(f)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement).

(g)          This Agreement, the ESA, the Company’s 2010 Omnibus Incentive Compensation Plan and the applicable award agreements, contain the entire understanding of the Parties relating to the subject matter described in this Agreement.  This Agreement may not be amended or modified except by a written instrument hereafter signed by the Parties, and may not be waived except by a written instrument signed by the Party granting such waiver.

(h)          This Agreement and the performance of this Agreement shall be governed and construed in all respects, including but not limited to as to validity, interpretation and effect, by the laws of the State of Texas, without regard to the principles or rules of conflict thereof.

12.         Consult an Attorney; No Representations. Executive acknowledges that the Company has advised him to consult an attorney, at his expense, concerning his rights and the terms of this Agreement, and that Executive had sufficient time to do so and did so or voluntarily chose not to do so.  Executive’s waivers are knowing, conscious and with full appreciation that at no time in the future may he pursue any of the rights that he waived in this Agreement. Executive has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.

13.         Restrictive Covenants.  Executive acknowledges and hereby affirms his obligations under Section 8 and Section 9 of the ESA and hereby acknowledges that nothing in this Agreement or the Supplemental Release Agreement shall release Executive from his obligations pursuant to Section 8 and Section 9 of the ESA including, without limitation, his obligations regarding confidentiality, non-competition, non-solicitation, and non-disparagement.

By signing this Agreement before the 21 day period described in Section 7 expires, Executive waives Executive’s right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement. In any case, however, Executive retains the right to revoke this Agreement within 7 days, as described in Section 7, above.

SCOTT R. PETERSON                       BENCHMARK ELECTRONICS, INC.

/s/ Scott R. Peterson                              By:              /s/ Kevin O’Connor

Date: 7 December 2017                        Its: Vice President Human Resources

Date:         7 December 2017

ATTACHMENT A

SUPPLEMENTAL RELEASE OF ALL CLAIMS

On December 7, 2017, I signed a TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”).  As required by Section 9 of the Agreement, by signing this Supplemental Release of All Claims ("Supplemental Release"), I hereby renew and reaffirm my release and waiver of all potential claims against the Released Parties as defined in the Agreement through the date of my execution of this Supplemental Release.

In accordance with the ADEA as defined in the Agreement, I acknowledge and agree that I have been fully advised of my rights under the ADEA with respect to the Agreement and this Supplemental Release. My agreements and understandings regarding the ADEA are hereby incorporated by reference and such understandings include, but are not limited to, that I have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of 21 days in which to consider whether to enter into this Supplemental Release. I understand that I do not have to use the entire 21-day period before signing this Supplemental Release, and may waive this right. If I enter into this Supplemental Release, I understand that I may revoke the Supplemental Release and that any such revocation must be in writing, sent via certified mail or email to the Vice President of Worldwide Human Resources of the Company, and postmarked on or before the end of the 7th day after my timely execution of this Supplemental Release. If I revoke this Supplemental Release, I understand that this Supplemental Release will be null and void, and that I will not be entitled to receive the payments described in Section 3 and 4 of the Agreement. If I do not revoke this Supplemental Release, it will become effective, irrevocable, binding and enforceable on the 8th day after I execute it.

I expressly acknowledge and agree that I have been paid all wages owed to me prior to the date hereof, including, but not limited to, all salary, bonuses, commissions, and pay for earned but unused vacation.

I understand that my entitlement to the consideration described in the Agreement is conditioned upon me signing, not revoking, and abiding by the terms of the Agreement and this Supplemental Release.

If I sign this Supplemental Release, I understand that I must sign and return it to the Vice President of Worldwide Human Resources within 21 days after the Termination Date as defined in the Agreement, but not before the day after the Termination Date.

                                                                                                 Date:

Scott R. Peterson